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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: December 3, 2001
                Date of earliest event reported: December 2, 2001


                                     AVIRON
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)


                    0-20815                        77-0309686
             (Commission File No.)      (IRS Employer Identification No.)


                             297 N. BERNARDO AVENUE
                         MOUNTAIN VIEW CALIFORNIA 94043
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (650) 919-6500

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ITEM 5.     OTHER EVENTS.

            On December 2, 2001, MedImmune, Inc. ("MedImmune") and Aviron announced that they had entered into an agreement and plan of merger (the "Merger Agreement") pursuant to which Apple Merger Corp., a wholly owned subsidiary of MedImmune ("Merger Sub"), will offer to exchange (the "Offer") each outstanding share of common stock (a "Share") of Aviron for 1.075 shares of common stock of MedImmune. The Offer is conditioned upon, amongst other things,
(1) there being validly tendered and not withdrawn prior to the expiration date a number of Shares which represents a majority of the outstanding Shares on a fully diluted basis, and (2) any applicable waiting period under the Hart-Scott-Rodino Act having expired or been terminated, and (3) no material adverse change to Aviron. The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in Aviron. Following the consummation of the Offer, MedImmune intends to effect a merger of Merger Sub with and into Aviron, as a result of which Aviron will become a wholly-owned subsidiary of MedImmune. In the merger, each outstanding share of Aviron will be converted into 1.075 shares of common stock of MedImmune. The transaction is expected to be tax-free to Aviron's stockholders. There can be no assurance that the transactions contemplated by the Merger Agreement will be consummated.

            A copy of the Merger Agreement is attached as Exhibit 2.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to such exhibit.

ITEM 7.           EXHIBITS.

Exhibit 2.1 Agreement and Plan of Merger dated as of December 2, 2001 among MedImmune, Inc., Apple Merger Corp. and Aviron.




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                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                             AVIRON

Dated:  December 3, 2001                     By:  /s/ C. Boyd Clarke
                                                      C. Boyd Clarke
                                                      Chairman, President and
                                                      Chief Executive Officer


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                                INDEX TO EXHIBITS

Exhibit 2.1 Agreement and Plan of Merger dated as of December 2, 2001 among MedImmune, Inc., Apple Merger Corp. and Aviron.